Exhibit 99.1

September 7, 2016 - 4:00PM EST

Air Industries Group (the "Company" or "Air Industries") Announces $3.1 Million award for the US Army M1A1 Abrams Main Battle Tank:

Hauppauge, NY -- (Marketwired – September 7, 2016 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced today that it will begin first deliveries of component kits under a contract totaling a $3.1 million awarded by the US Government, Defense Logistics Agency.

Eur-Pac, a wholly owned subsidiary of Air Industries Group and unit of its Aerostructures and Electronics segment, will supply 35 complete kits each containing 220 parts for the US Army.  The first deliveries will commence in late September with the balance completed in the fourth quarter of 2016. This single contract represents more than 50% of the annual revenue of Eur-Pac.

 “This is the first time we are supplying a kit of this magnitude and complexity. It is part of our growth strategy to expand our role in this segment of Government contracting. Many of the individual parts of this project are manufactured by other units of Air Industries, validating our strategy of leveraging our group of operating companies.” said Dan Godin, President and CEO of Air Industries Group. “The award is also consistent with our diversification strategy supporting a ground-based military system, rather than our traditional aerospace or ground power platforms.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products. The Company has over 75 years of experience in the industry and has developed leading positions in several important markets. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding its belief that the slowdown caused by the Sequester is continuing, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
Phone 631.881.4913 Email at ir@airindustriesgroup.com